EXHIBIT 99

SUPERIOR BANCORP ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM

FOR IMMEDIATE RELEASE

BIRMINGHAM, AL - September 3, 2007 - Superior Bancorp (NASDAQ: SUPR), the holding company for Superior Bank, today announced that it has completed its previously announced first stock repurchase program. The Board of Directors had authorized the purchase by the Company of up to one million shares of the Company's outstanding common stock. At the conclusion of the program, the Company had repurchased one million shares of its common stock, or approximately 2.5% of the outstanding shares. The Company did not repurchase any shares from its management team or other insiders. As of August 31, 2007, the Company had approximately 40.3 million shares of its common stock outstanding.

"We are very pleased that we have completed our first stock repurchase in less than 30 days and helped build long-term value for both the Company and our shareholders," said Stan Bailey, Chairman and CEO. "We believe this initiative was an effective use of our capital and we will continue to actively manage our balance sheet and capital structure, including the use of future stock repurchase programs," concluded Bailey.

About Superior Bancorp

Superior Bancorp is a $2.8 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a southeastern community bank with 64 branches - 38 locations throughout the state of Alabama and 26 locations in Florida. In addition, Superior Bank currently has 11 new branches planned for Northeast Alabama and Florida during 2007 and 2008.

Superior Bank also has loan production offices in Montgomery, Alabama and Tallahassee, Marianna and Panama City, Florida, and operates 19 consumer finance offices in Northeast Alabama as First Community Credit and Superior Financial Services.

Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Superior Bancorp cautions that such "forward-looking statements," wherever they occur in this document or in other statements attributable to Superior Bancorp are necessarily estimates reflecting the judgment of Superior Bancorp's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward-looking statements." Such "forward-looking statements" should, therefore, be considered in light of various important factors set forth from time to time in Superior Bancorp's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward-looking statements," some of those factors include: general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by Superior Bancorp; changes in the loan portfolio and the deposit base of Superior Bancorp; and the effects of natural disasters such as hurricanes.

Superior Bancorp disclaims any intent or obligation to update "forward-looking statements."

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

Superior Bancorp Contact: Tom Jung, Executive Vice President, (205) 327-3547